Exhibit 10.4

SUBLEASE AGREEMENT BETWEEN
NATIONAL LAMPOON, INC.
AND
RED ROCK PICTURES, INC.

  Parties. This Sublease, dated, for reference purposes only, September 6, 2006, is made by and between National Lampoon, Inc. (herein called "Sublessor") and Red Rock Pictures, Inc. (herein called "Sublessee).

  Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor for the term, at the rental, and upon all of the conditions set forth herein, that certain property situated in the County of Los Angeles, State of California, commonly known as 8228 Sunset Blvd, and described as a portion of first floor consisting of two (2) offices.

Said real property, including the land and all improvements thereon, is hereinafter called the "Premises."

  Term.
3.1	Term. The term of this Sublease shall be for Two (2) years commencing on September6, 2006 and ending on September 6, 2008 unless sooner terminated pursuant to any provision hereof

3.2	Delay in Commencement. Notwithstanding said commencement date, if for any reason Sublessor cannot deliver possession of the Premises to Sublessee on said date, Sublessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Lease or the obligations of Sublessee hereunder or extend the term hereof, but in such case Sublessee shall not be obligated to pay rent until possession of the Premises is tendered to Sublessee, provided, however, that if Sublessor shall have not delivered possession of the Premises within sixty (60) days from said commencement date. Sublessee may, at Sublessee's option, by notice in writing to Sublessor within ten (10) days thereafter, cancel this Sublease, in which event the parties shall be discharged from all obligations hereunder. If Sublessee occupies the Premises prior to said commencement date, such occupancy shall be subject to all provisions hereof, such occupancy shall not advance the termination date and Sublessee shall pay rent for such period at the initial monthly rates set forth below.
  Rent. Sublessee shall pay to Sublessor as rent for the Premises equal monthly payments of $2,000.00 in advance on the 6 day of each month of the term hereof

  Use.
5.1	Use The Premises shall be used and occupied only for General office use and for no other purpose

5.2	Compliance with Law.

(a) Sublessor warrants to Sublessee that the Premises, in its existing state but without regard to the use for which Sublessee will use the Premises, does not violate any applicable building code regulation or ordinance at the time that this Sublease is executed. In the event that it is determined that this warranty has been violated, then it shall be the obligation of the Sublessor, after written notice from Sublessee, to promptly at Sublessor's sole cost and expense, rectify any such violation. In the event that Sublessee does not give to Sublessor written notice of the violation of this warranty within one (1) year from the commencement of the term of this Sublease, it shall be conclusively deemed that such violation did not exist and the correction of the same shall be the obligation of the Sublessee.

(b) Except as provided in paragraph 5.2(a), Sublessee shall at Sublessee's expense, comply promptly with all applicable statutes ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof regulating the use by Sublessee of the Premises. Sublessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one (1) tenant of the building containing the premises, which shall tend to disturb such other tenants

5.3	Condition of Premises. Except as provided in paragraph 5.2(a), Sublessee hereby accepts the Premises in their condition existing as of the date of the execution hereof; subject to all applicable zoning, municipal county and state laws, ordinances, and regulations governing and regulating the use of the Premises, and accepts this Sublease subject thereto and to all matters disclosed thereby.
  Assignment and Subletting. Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without prior written consent of the Sublessor.

  Attorney's Fees. If Sublessor or Sublessee shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

  Agency Disclosure. Sublessor and Sublessee each warrant that they have dealt with no real estate broker in connection with this transaction.

  Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

To Sublessor: Daniel S. Laikin, National Lampoon, Inc. 8228 Sunset Blvd., 3rd Floor, Los Angeles, CA 90046 (310) 474-5252

To Sublessee: Robert Levy, Red Rock Pictures Inc., 8228 Sunset Blvd., 1st Floor, Los Angeles, CA 90046

  Compliance. THIS SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED BY THE SUBLESSOR WITHIN TEN (10) DAYS AFTER EXECUTION HEREOF.

Sublessor:

NATIONAL LAMPOON, INC.

By: /s/ Daniel S. Laikin

Its: Chief Executive Officer

Date: 9/06/06

RED ROCK PICTURES, INC.

By: /s/ Robert Levy

Its:  President

Date 9/06/06